Exhibit 5.1

SOMMER & SCHNEIDER LLP
595 STEWART AVENUE, SUITE 710
GARDEN CITY, NEW YORK 11530
——————

Herbert H. Sommer	Telephone (516) 228-8181
Joel C. Schneider	Facsimile (516) 228-8211

April 23, 2007

Board of Directors
bioMETRX, Inc.
500 North Broadway, Suite 204
Jericho, NY 11753

Re: Registration Statement on Form SB-2 under the Securities Act of 1933

Ladies and Gentlemen:

In our capacity as securities counsel to bioMETRX, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form SB-2, Registration No. 333-140628 (the “Registration Statement”), being filed contemporaneously herewith, by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 8,575,437 shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), consisting of 128,000 shares (the “Shares”) of Common Stock, 4,960,000 shares of Common Stock issuable upon the exercise of certain warrants (the “Warrants”) to purchase shares of Common Stock, and 3,487,437 shares issuable upon the conversion of convertible notes (”Notes”), convertible debentures (“Debentures”) and forbearance notes (“Forbearance Notes”) (the shares of Common Stock issuable upon the exercise of the Warrants and conversion of the Notes, Debentures and Forbearance Notes are collectively referred to as “Underlying Shares”).

As such counsel, we have reviewed certain corporate proceedings of the Company with respect to the authorization of the issuance of the Shares and the Underlying Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and we express no opinion as to the laws of any other jurisdiction.

bioMETRX, Inc.
April 23, 2007

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and that the Underlying Shares have been duly authorized and, when and if issued upon the due exercise of the Warrants and conversion of the Notes, Debentures and Forbearance Notes, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

/s/ Sommer & Schneider LLP

SOMMER & SCHNEIDER LLP